                    Funding and Stock Subscription Agreement

        This Agreement, made and entered into this ____ day of January, 2002 by and between Tampa Bay Financial, Inc., a Florida corporation ("TBF"), and
Diversified Resources Group, Inc., a Utah corporation ("DRGR") and its wholly owned subsidiary Aero Group International, Corporation, Inc., a Nevada
corporation ("AGI").

        Whereas, DRGR and AGI desire funding at a level totaling One Million Five
Hundred Thousand Dollars ($1,500,000.00) for the twelve (12) month period commencing March 1, 2002, based on the attached budget including Two Hundred
Fifty Thousand Dollars ($250,000.00), which shall consist of One Hundred
Thousand Dollars ($100,000.00) on or before closing and an additional One
Hundred Fifty Thousand Dollars ($150,000.00) within ten (10) days of Closing of the Agreement and Plan of Exchange with Diversified Resources Group, Inc., Aero
Group International Corporation, Inc. and TBF, subject to a Promissory Note from
TBF to DRGR/AGI; and

        Whereas, TBF desires to provide such funding in exchange for the issuance of stock of the Company.

        Now, therefore, for reasonable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.      Funding. TBF agrees to provide, directly or indirectly, the sum of One
        Hundred Thousand ($100,000.00) on or before the Closing Date of this transaction, plus the additional sum of One Million Two Hundred Fifty
        Thousand ($1,250,000) to DRGR and AGI on a monthly basis in accordance with the following schedule:

                                             DRGR                AGI

         March 1, 2002                      $4,166            $100,000
         April 1, 2002                      $4,166            $100,000
         May 1, 2002                        $4,166            $100,000
         June 1, 2002                       $4,166            $100,000
         July 1, 2002                       $4,166            $100,000
         August 1, 2002                     $4,166            $100,000
         September 1, 2002                  $4,166            $100,000
         October 1, 2002                    $4,166            $100,000
         November 1, 2002                   $4,166            $100,000
         December 1, 2002                   $4,166            $100,000
         January 1, 2003                    $4,166            $100,000
         February 1, 2003                   $4,174            $100,000

                                       1

        In consideration for the stock of DRGR/AGI to be issued to TBF, it is agreed that TBF will assist in the implementation of a strategic plan for public relations and dissemination of promotional materials post-closing, and to create visibility and public awareness for DRGR/AGI post-closing, and to provide financial contacts for further capitalization through
        Sherman Lazrus and Mark Neuhaus for financing arrangements that have been established and/or disclosed prior to the closing, at no charge to
        DRGR/AGI.

        Subsequent to the Closing, TBF and its designees will also perform inkind services as designated and instructed by DRGR/AGI through its Board of
        Directors for which consulting services will be compensated as a credit only for the use of corporate jets and/or payment towards agreed upon vehicles, to the extent available. Any credits not used within one year will be forfeited.

        TBF agrees that it shall pay an aggregate sum of Two Hundred Fifty Thousand
        Dollars ($250,000.00) no later than ten (10) days of Closing to DRGR/AGI in exchange for a release of all inter-company liability between TBF and
        DRGR/AGI, and specifically the complete satisfaction of the Promissory Note between TBF and AGI/Mark Daniels in the amount of One Hundred Thousand
        Dollars ($100,000.00) dated January 25, 2002.

2.      Consideration. In consideration of the payments set forth above, DRGR shall issue to TBF (or to such persons as TBF may designate in compliance with all applicable laws) restricted common stock of DRGR, to be released each month upon receipt by DRGR and AGI of the required payments by TBF for such time period at the rate of 1/12 per month based upon total possible shares of 50,500,000 shares upon receipt of the specific monthly funds by
        DRGR/AGI, as set forth above, which equals 4,208,333 shares per month.

3.      Change in Control. In the event of a merger, sale, recapitalization, or any other transaction which substantially alters the role of TBF in the affairs of DRGR, TBF shall be entitled to receive all shares issuable under this
        Agreement, upon the receipt by AGI and DRGR of the balance of the funds due under this Agreement from TBF.

4.      The terms and conditions of the associated Agreement and Plan of Exchange are incorporated herein by reference, and in the event of any inconsistencies, this document shall control.

                                       2

        In witness whereof, the parties have executed this Agreement on the date set forth above.

Tampa Bay Financial, Inc.

By:/s/ Carl L. Smith
   Carl L. Smith, Chief Executive Officer

Aero Group International Corporation

By:/s/Mark Daniels
   Mark Daniels, Chief Executive Officer

Diversified Resources Group, Inc. - Utah

By:/s/Mark Daniels
   Mark Daniels, Chief Executive Officer